UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2007 (January 18, 2007)

POWER EFFICIENCY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-31805	22-3337365
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

3960 Howard Hughes Pkwy, Suite 460, Las Vegas, NV	89169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 697-0377

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2007, Power Efficiency Corporation (the “Company”) issued and sold units, each unit consisting of two shares of Company common stock and a warrant to purchase one share of common stock, resulting in the sale and issuance of an aggregate of 666,668 shares of its common stock and 333,334 warrants to purchase its common stock (the “Equity Warrants”), in a private offering (the “Offering”) for $200,000 in cash as described in Item 3.02 below, to the party listed on the Securities Purchase Agreement filed as an exhibit hereto. The effective per share purchase price of the common stock was $0.30. In connection with the Offering, the Company must use best efforts to file a registration statement (the “Registration Statement”) to register the common stock issued, as well as those issuable upon exercise of the Equity Warrants, not later than 60 days from the termination of the Offering, and must use its best efforts to have the Registration Statement declared effective not later than 120 days from the termination of the Offering. The Offering will terminate at the earlier of January 31, 2007 or when the Company raises gross proceeds of $4,500,000 under the Offering. The registration obligations of the Company are as set forth in Section 7 of the Securities Purchase Agreement filed as an exhibit hereto. Failure to comply with these registration obligations shall result in the imposition of liquidated damages, requiring the Company to issue to each investor additional shares of Company common stock such that the number of shares of Common Stock included within each unit shall be increased by two percent (2%), up to a maximum additional aggregate percentage amount of twelve percent (12%).

Item 3.02 Unregistered Sale of Securities.

On January 19, 2007, the Company issued and sold 666,668 shares of its common stock and the Equity Warrants, in the Offering for $200,000 in cash. The per share purchase price of the common stock was $0.30. The Equity Warrants have a per share exercise price of $0.40, are exercisable immediately and expire January 18, 2012. The Company must use best efforts to file the Registration Statement to register the common stock issued, together with those issuable upon exercise of the Equity Warrants, not later than 60 days from the termination of the Offering, and must use its best efforts to have the Registration Statement declared effective not later than 120 days from the termination of the Offering. The Offering will terminate at the earlier of January 31, 2007, or when the Company raises gross proceeds of $4,500,000 under the Offering. The Equity Warrants have a cashless exercise provision, but only if the Registration Statement is not then effective.

The Offering was conducted pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D, Section 4(2) and Rule 506 thereunder. No placement agent or underwriter is entitled to compensation in connection with either the Offering or the sale of the Notes and there is no commission, finder’s fee or other compensation due or owing to any party as a result of the transactions described herein.

Item 5.02 Election of Directors and Appointment of Principal Officers.

On January 18, 2007, the Board of Directors of the Company elected Richard Morgan as a Director of the Company. For his services as a Director, Mr. Morgan has been granted 100,000 common stock options, at an exercise price of $0.30 per share, which vest evenly each quarter in 2007, and expire on January 17, 2017. Aside from these stock options, Mr. Morgan does not currently have an employment contract or any other compensation arrangement with the Company Mr. Morgan has not been named or is not presently expected to serve on any committees of the Board of Directors, nor has Mr. Morgan been a party to any other transactions involving the Company.

Mr. Morgan is currently the Dean and a Professor of Law at the William S. Boyd School of Law at the University of Nevada, Las Vegas, a position he has held since September 1, 1997. Mr. Morgan is an experienced legal educator, having served as dean at both the Arizona State University College of Law and the University of Wyoming College of Law. Mr. Morgan earned his B.A. in Political Science at the University of California, Berkeley in 1967. In 1971 he received his J.D. from UCLA, where he was an editor of the UCLA Law Review. He practiced with the Los Angeles law firm of Nossaman, Krueger & Marsh in the corporate/securities areas from 1971 to 1980. He was a professor at the Arizona State University College of Law from 1980 to 1987 and served as associate dean from 1983 to 1987. He was dean at the University of Wyoming College of Law from 1987 to 1990 and returned to the Arizona State University College of Law in 1990, where he served as dean and professor of law until 1997. He currently serves as chair of the ABA Standards Review Committee.

Item 8.01 Other Events

On January 18, 2007, the Company’s Board of Directors approved the record date and the date of the 2006 Annual Meeting of the Stockholders (the “Meeting”). The record date is February 23, 2007, and the Meeting is to be held at 10:00 AM PST on March 23, 2007, in Las Vegas, Nevada at a specific location to be determined.

Item 9.01. Exhibits

Description of Document

4.1	Form of Equity Warrant
10.1	Securities Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER EFFICIENCY CORPORATION
(Registrant)
By:	/s/Steven Strasser
Steven Strasser, CEO
Date: January 24, 2007